Exhibit 10.2
OLIN CORPORATION
2018 Long Term Incentive Plan
Restricted Stock Unit Award

Restricted Stock Unit Certificate

This certificate certifies that the employee named below has been awarded on the date hereof the number of Restricted Stock Units shown below.

Subject to the terms and conditions of the Olin Corporation 2018 Long Term Incentive Plan and related Award Description and the rules adopted by the Committee administering such Plan, this certificate will entitle the recipient following employment through the Vesting Date, to a payment of one share of Olin Common Stock for each Restricted Stock Unit awarded.

Employee: Damian Gumpel

Number of Restricted Stock Units: 12,000

Vesting Date: December 10, 2024

OLIN CORPORATION
By the Compensation Committee

Authorized Signature

Employee Signature

Dated: December 10, 2021

DESCRIPTION OF
RESTRICTED STOCK UNIT AWARD
GRANTED UNDER THE
OLIN CORPORATION 2018 LONG TERM INCENTIVE PLAN

1.Terms

The terms and conditions of these Restricted Stock Units are contained in the Award Certificate evidencing the grant of such Award, this Award Description and in the Olin Corporation 2018 Long Term Incentive Plan (the “Plan”).

2.Definitions

“Vesting Date” means with respect to a Restricted Stock Unit, the date on which you become entitled to receive the shares underlying the Restricted Stock Unit, as set forth in your Award Certificate.

Other capitalized terms used but not defined herein have the meanings specified in the Plan.

3.Vesting and Payment

(a)Except as otherwise provided in the Plan or in this Award Description, your interest in the Restricted Stock Units awarded to you will vest only at the close of business on the Vesting Date for such Restricted Stock Units, if you are employed by Olin from the grant date through the Vesting Date. Each Restricted Stock Unit not vested shall be forfeited.

(b)Each vested Restricted Stock Unit shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), except as otherwise provided in the Plan.

(c)Each outstanding Restricted Stock Unit shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash. Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit on which such Dividend Equivalents were accrued vests. Dividend Equivalents will accrue interest at an annual rate equal to Olin’s before tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee, compounded quarterly, from the date accrued to the earlier of the date paid or forfeiture. To the extent a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents (and any interest on such Dividend Equivalents) shall be forfeited.

(d)Except as otherwise specifically provided in the Plan, the total number of Restricted Stock Units (and Dividend Equivalents and related interest) that vest as of the Vesting Date shall be paid on or as soon as administratively feasible after such Vesting Date, but no later than March 15th of the calendar year following the calendar year of the Vesting Date.

(e)Restricted Stock Units shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.

4.Termination of Employment

(a)Any Restricted Stock Units not yet vested shall be forfeited if your employment terminates either for cause or without Olin’s written consent. If your employment should terminate before the applicable Vesting Date without cause and with Olin’s written consent or by virtue of your death or total disability or retirement under an Olin benefit plan, the Committee shall determine, in its sole discretion, which outstanding Restricted Stock Units not yet vested (including Dividend Equivalents and related interest), if any, shall not be forfeited provided that if you are not a Section 16 officer or director of Olin when your employment terminates, the Chief Executive Officer of Olin shall be authorized to make such determination.

(b)With respect to any non-forfeited Restricted Stock Units (and Dividend Equivalents and related interest) of a terminated Participant relating to incomplete Vesting Period, you will receive shares in payment of such Restricted Stock Units (and related Dividend Equivalents and interest, if any) on or as soon as administratively feasible after your termination, but no later than March 15th of the calendar year following the calendar year of your termination, subject to the provisions of the Plan.

5.Tax Withholding

Olin will withhold from the payout of the Restricted Stock Units (and related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.

6.Miscellaneous

By accepting the Award of Restricted Stock Units, you agree that such Award is special compensation, and that any amount paid will not affect

(a)The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,

(b)The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or

(c)The benefits under any other benefit plan or any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(d)To the extent any provision of this Award Description would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will be exempt from Code Section 409A (or to the extent applicable, comply with Code Section 409A), and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption (or, if applicable, compliance) with Code Section 409A.

(e)This provision under Section 6(e) shall apply if any right you may have pursuant to this Award is considered deferred compensation under Code Section 409A.

(i)Notwithstanding Section 3(d), the payment made under Section 3(d) shall be paid no later than 60 days after the Vesting Date.

(ii)Notwithstanding Section 4(b), and subject to paragraph (iii) below, the payment made under Section 4(b) shall be paid no later than 60 days after your termination.

(iii)If you are a Specified Employee (as defined and determined under Code Section 409A) at the time you become entitled to payment under Section 4(b), then no payment which is payable upon your termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to you until the date that is six (6) months after your termination. Any such payment that would otherwise have been paid to you during this six-month period shall instead be paid to you on or as soon as administratively feasible following the date that is six (6) months after your termination, but no later than 60 days after such date. Until payment, you will continue to accrue Dividend Equivalents (and related interest) on the Restricted Stock Units as provided in Section 3(c).

(iv)A “termination of employment”, “termination”, or “retirement” (or other similar term having a similar import) under this Award shall have the same meaning as a “separation from service” as defined in Code Section 409A.